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                                                                  EXHIBIT (a)(8)


Morgan Stanley Dean Witter


                                                       1585 Broadway
                                                       New York, New York 10036
                                                       (212) 761-4000

                                         March 21, 2000



The Special Committee of the Board of Directors on behalf of the Board of Directors
Travelers Property Casualty Corp.
One Tower Square -- 8GS
Hartford, CT 06183



Members of the Special Committee on behalf of the Board:

We understand that Travelers Property Casualty Corp. (the "Company"), Citigroup Inc. ("Parent") and an indirect subsidiary of Parent (the "Buyer") propose to enter into a Transaction which will provide, among other things, for (i) the commencement by the Buyer of a tender offer (the "Tender Offer") for all issued outstanding shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), of the Company not already owned by or held by the Buyer for $41.50 per share in cash, and (ii) the subsequent merger (the "Merger") of a newly formed acquisition sub of the Buyer with and into the Company. You have indicated that pursuant to the Merger, the Company will become a wholly-owned subsidiary of the Buyer and each outstanding share of Class A Common Stock of the Company, other than shares held in treasury or held by the Buyer or any affiliate of the Buyer (except for shares held in a fiduciary or similar capacity on behalf of third parties or held on account of a debt previously contracted) or as to which dissenters' rights have been perfected, will be converted into the right to receive $41.50 per share in cash (the "Consideration"). We further understand that the Buyer beneficially owns, directly or indirectly, 100% of the Class B common stock, par value $0.01 per share (together with the Class A Common Stock, the "Common Stock"), constituting approximately 85% of the outstanding shares of the Common Stock.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Class A Common Stock of the Company (other than Parent, its subsidiaries and affiliates) pursuant to the Tender Offer and the Merger is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

   (i) reviewed certain publicly available financial statements and other information of the Company;

   (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

   (iii) reviewed certain financial projections prepared by the management of the Company;

   (iv)    reviewed the reported prices and trading activity for the Common
           Stock;

   (v) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly traded companies and their securities;

   (vi) reviewed the financial terms, to the extent publicly available, of certain comparable purchase transactions;

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   (vii)   participated in discussions and negotiations among
           representatives of the Company and Parent and their financial and legal advisors; and


   (viii) performed such other analyses and reviewed such other documentation as we have deemed appropriate.


We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have reviewed actuarial reports prepared by the Company with respect to reserve adequacy of the Company and have relied without independent verification upon such reports for purposes of this opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.


In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.


We have acted as financial advisor to the Special Committee on behalf of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.


It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent; provided however, that the Company may include the opinion in its entirety as an exhibit to any report, statement, or schedule filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 in connection with the Tender Offer or the Merger.


Based on the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Class A Common Stock (other than Parent and its subsidiaries) pursuant to the Tender Offer and the Merger is fair from a financial point of view to such holders.




                                     Very truly yours,

                                     MORGAN STANLEY & CO. INCORPORATED

                                     By:  /s/ Phillip S. Barnett
                                          ----------------------------
                                          Phillip S. Barnett
                                          Managing Director

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